Exhibit (d)(10)

NORTHERN INSTITUTIONAL FUNDS

January 22, 2020

Mr. Randal Rein

Northern Institutional Funds

50 South LaSalle Street

Chicago, IL 60603

Dear Mr. Rein:

In connection with the Expense Reimbursement Agreement dated July 31, 2014 and September 5, 2014 (each an “Agreement, “ and together, the “Agreements”), between Northern Trust Investments, Inc. (“NTI”) and Northern Institutional Funds (the “Trust”), each party agrees that NTI’s reimbursement obligations with respect to the U.S. Government Select Portfolio set forth in Paragraph 1 thereunder shall continue until January 22, 2021, notwithstanding Paragraph 2 of each Agreement, which provides that the Agreements shall continue from year to year unless terminated. Terms not otherwise defined have the same meanings as those set forth in the Agreement. Except as hereby agreed, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects. This Letter shall terminate with respect to an Agreement upon the termination of the Agreement or by the Trust’s Board of Trustees, with respect to any Portfolio, at any time, if it determines that such termination is in the best interest of the Portfolio and its shareholders.

NORTHERN INSTITUTIONAL FUNDS

By: /s/ Randal Rein
Name: Randal Rein
Title: Treasurer

NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Peter K. Ewing
Name: Peter K. Ewing
Title: SVP